UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2015

Western Capital Resources, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

11550 “I” Street, Suite 150, Omaha, NE 68137

(Address of principal executive offices) (Zip Code)

(402) 551-8888

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

     On June 9, 2015, Western Capital Resources, Inc., entered into a Merger and Contribution Agreement with, among other parties, Restorers Acquisition, Inc., a Delaware corporation, J&P Park Acquisitions, Inc., a Delaware corporation, and J&P Real Estate, LLC, a Delaware limited liability company. Under the agreement, Western Capital is expected to acquire:

  the business of Restorers Acquisition, Inc. (the Van Dyke’s Restorers brand furniture restoration business) through a triangular merger that will involve a merger acquisition subsidiary of Western Capital (named WCRS Restorers Acquisition Co.); and

  all of the ownership interests in each of J&P Park Acquisitions and J&P Real Estate through contributions of such ownership interests by their respective holders. J&P Park Acquisitions owns and operates the Park Seed online seed store, and J&P Real Estate owns and operates certain related real estate properties.

     In the merger and contribution transactions contemplated by the Merger and Contribution Agreement, Western Capital expects to issue up to 3,500,000 shares of its common stock to the holders of common stock of Restorers Acquisition, J&P Park Acquisitions and J&P Real Estate.

     The Merger and Contribution Agreement contains customary representations, warranties and indemnities. The closing of the transactions contemplated by the Merger and Contribution Agreement is subject to a post-signing due-diligence period and certain other customary conditions. The parties expect the closing of the transactions to occur on or around July 1, 2015.

SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN CAPITAL RESOURCES, INC.

Date: June 9, 2015	By:	/s/ John Quandahl
John Quandahl
Chief Executive Officer